Exhibit 99.1

                    BIOPROGRESS TECHONOLOGY INTERNATIONAL INC

                              9055 Huntcliff Trace
                                Atlanta, GA 30350

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                   May 9, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Bioprogress Technology International Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,

Bioprogress Technology International Inc.


                               Barry J. Muncaster
                               Chief Executive Officer